Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
February 27, 2007	CONTACT:	David D. Brown
(276) 326-9000
First Community Bancshares Announces Increased First Quarter Dividend
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a first quarter cash dividend to stockholders of twenty-seven cents ($0.27). The dividend represents an increase of 3.8% over the $0.26 per share paid in the first quarter of 2006. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The first quarter dividend is payable to stockholders of record March 15, 2007, and is expected to paid on or about March 30, 2007. The annualized dividend represents a yield of 2.7% based on recent First Community market prices. 2007 is expected to be the Company’s 16th consecutive year of dividend increases to stockholders.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.03 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-eight banking locations and four wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm, which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $861 million at December 31, 2006. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.